EXHIBIT 99.1
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For immediate release
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         HAROLD'S STORES, INC. ANNOUNCES $5 MILLION OF NEW DEBT FUNDING

DALLAS, TX - SEPTEMBER 1, 2006 - Harold's Stores, Inc. (OTCBB symbol: HLDI) (the "Company"), a chain of upscale ladies' and men's specialty stores, announced today that it has obtained $5 million in additional financing in the form of a new subordinated loan from RonHow LLC ("RonHow"). At RonHow's option, the amount of the loan may be increased to $10 million. In conjunction with this transaction, the Company entered into an amendment to its existing credit facility with Wells Fargo Retail Finance II, LLC ("Wells Fargo") to permit the new financing, but otherwise did not materially change the terms of the facility.

RonHow is owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester. Mr. de Waal and Mr. Lester are both major beneficial owners of Company common stock, and Mr. Lester was a director of the Company until June 2006. The Company has obtained these funds in order to provide for additional working capital.

"This funding is a significant show of continuing support by our major shareholders," said Leonard Snyder, Interim Chief Executive Officer. Mr. Snyder continued, "This funding will enhance our daily working capital and allow us to continue to implement key strategic initiatives to improve our merchandise content and real estate portfolio."

The new $5 million subordinated loan will mature in May 2010 and bears interest payable monthly at a rate of 13.5% per year and is secured by all of the personal property owned by the Company and its subsidiaries. The payment of the new loan and the collateral liens are subordinate to the rights of Wells Fargo under the credit facility. As additional consideration for the loan, the Company issued 10 year warrants to purchase for nominal consideration $1,032,000 of value of a new series of preferred stock designated Series 2006-B Preferred Stock, which vest ratably over the term of the loan (or upon default) and becomes exercisable when the loan is paid in full (or on default). The subordinated loan is also convertible at the option of RonHow into Series 2006-B Preferred Stock. The new Series 2006-B Preferred Stock ranks prior to all of the other series of preferred stocks as to dividends and liquidation but otherwise has terms equivalent to the Company's existing Series 2006-A Preferred Stock except for the conversion rate of the preferred stock into common which will be at $0.43 per share based on the 20-trading-day average price immediately preceding the closing.

 Additional terms of the transaction are described in the Company's Form 8-K, which will be filed later today and will be available at www.sec.gov.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.


Financial Information Contact:
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Jodi L. Taylor, Chief Financial Officer
Harold's Stores, Inc.
405-329-4045